EXHIBIT (11)
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                         HONEYWELL INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                 (Dollars in Millions Except Per Share Amounts)
                                   (Unaudited)


                                                                 Second Quarter Ended                    Six Months Ended
                                                             ------------------------------       ------------------------------
                                                               June 29,        June 30,            June 29,           June 30,
                                                                1997             1996                1997               1996
                                                             ------------      ------------       ------------       -----------
Primary:
Income:
Net income............................................      $       98.4       $       83.3       $      174.0      $      148.4
                                                             ===========        ===========        ===========       ===========

Shares:
  Weighted average of shares outstanding during the year..   127,267,612        126,607,966        127,011,691       126,738,415
                                                             ===========        ===========        ===========       ===========

Earnings per share:
  Net income..............................................  $       0.77       $       0.66       $       1.37      $       1.17
                                                             ===========        ===========        ===========       ===========

Assuming full dilution:
Income:
  Net income..............................................  $       98.4       $       83.3       $      174.0      $      148.4
                                                             ===========        ===========        ===========       ===========

Shares:
  Weighted average of shares outstanding during the year..   127,267,612        126,607,966        127,011,691       126,738,415
  Shares issuable in connection with stock plans
   less shares purchasable from proceeds..................     2,274,346          2,179,291          2,281,026         2,339,746
                                                             -----------        -----------        -----------       -----------
    Total Shares..........................................   129,541,958        128,787,257        129,292,717       129,078,161
                                                             ===========        ===========        ===========       ===========

Earnings per share:
Net income................................................  $       0.76       $       0.65       $       1.35      $       1.15
                                                             ===========        ===========        ===========       ===========
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